As filed with the Securities and Exchange Commission on May 19, 1997
                                                       Registration No. 33-65125
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                        --------------------------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       ON
                                    FORM S-3
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                        --------------------------------
                          BENTLEY PHARMACEUTICALS, INC.
             (Exact Name of Registrant as Specified in its Charter)


           Florida                                                                       59-1513162
(State or Other Jurisdiction                                                          (I.R.S. Employer
      of Incorporation                                                               Identification No.)
       or Organization)
                                                                                 Mr. James R. Murphy
                                                                           Bentley Pharmaceuticals, Inc.
                    One Urban Centre                                               One Urban Centre
                        Suite 548                                                     Suite 548
                 4830 West Kennedy Blvd.                                       4830 West Kennedy Blvd.
                  Tampa, Florida  33609                                        Tampa, Florida  33609
                     (813) 286-4401                                                (813) 286-4401
   (Address, Including Zip Code, and Telephone Number                  (Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)           Including Area Code, of Agent For Service)

                          ----------------------------
                                    Copy to:

                              Mark S. Hirsch, Esq.
                             Jordan A. Horvath, Esq.
                       Parker Chapin Flattau & Klimpl, LLP
                           1211 Avenue of the Americas
                            New York, New York 10036
                          -----------------------------
     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective, as determined by market conditions.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|_____________________
        If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
---------------------------------------
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
===============================================================================

                    Subject to Completion, Dated May 19, 1997

                                   PROSPECTUS

--------------------------------------------------------------------------------


                          BENTLEY PHARMACEUTICALS, INC.

                        11,513,500 Shares of Common Stock

                                  consisting of

    7,470,000 Shares of Common Stock (6,900,000 shares issuable upon exercise of the Class A Redeemable Warrants and 570,000 shares issuable upon exercise of the Class A Redeemable Warrants comprising part of the Units issuable upon
                     Exercise of the Underwriter Warrants)

        3,735,000 Shares of Common Stock (3,450,000 shares issuable upon exercise of the Class B Redeemable Warrants and 285,000 shares issuable upon exercise of the Class B Redeemable Warrants comprising part of the
            Units issuable upon Exercise of the Underwriter Warrants)

           308,500 Shares of Common Stock being Offered by the Selling
                                  Stockholders

     570 Units issuable upon Exercise of the Underwriter Warrants, Each Unit Consisting of One Thousand Dollars ($1,000) Principal Amount 12% Convertible
Senior Subordinated Debenture Due February 13, 2006 and 1,000 Class A Redeemable
 Warrants each to Purchase One Share of Common Stock and One Class B Redeemable
                                    Warrant

570,000 Class B Redeemable Warrants issuable upon Exercise of the 570,000 Class
   A Warrants included in the Units issuable upon Exercise of the Underwriter
                                    Warrants


--------------------------------------------------------------------------------


          This Prospectus is being delivered to the holders of 6,900,000 Class A redeemable warrants (the "Class A Warrants") that were issued by Bentley Pharmaceuticals, Inc. (the "Company") in a public offering (including the over-allotment relating to such offering, the "Public Offering") which was declared effective on February 14, 1996 (the "Effective Date"). In the Public Offering, the Company offered and sold a total of 6,900 units (the "Units"), each Unit consisted of a One Thousand Dollar ($1,000) principal amount 12% Convertible Senior Subordinated Debenture Due February 13, 2006 (the "Debentures") and 1,000 Class A Warrants. Each Class A Warrant entitles the holder, for a period of three years from the Effective Date, to purchase one share of common stock and one Class B redeemable warrant ("Class B Warrants") for an aggregate purchase price of $3.00. Two Class B Warrants, together, for a period of five years from the Effective Date, entitle the holder to purchase one share of Common Stock at a price of $5.00 per share. This Prospectus is being delivered to facilitate the exercise of the Class A Warrants and the Class B Warrants.

          The Company may redeem, on 30 days prior written notice, all of the Class A Warrants for $.05 per Warrant if the per share closing price for the underlying Common Stock on the

American Stock Exchange for each of the 20 consecutive trading days immediately preceding the record date for redemption equals or exceeds 150% of the then exercise price. The Company may also redeem, on 30 days prior written notice, all of the Class B Warrants for $.05 per Warrant if the per share closing price for the underlying Common Stock on the American Stock Exchange for each of the 20 consecutive trading days immediately preceding the record date for redemption equals or exceeds 130% of the then exercise price. See "Description of Securities-- Redeemable Warrants." The exercise price of the Class A and Class B Warrants is subject to adjustment under certain circumstances.

          This Prospectus is also being delivered to the holders of the Underwriter Warrants to purchase 570 Units issued in connection with the Public Offering (the "Underwriter Warrants"). The Units subject to the Underwriter Warrants are in all respects identical to Units offered to the public in the Public Offering except that the Underwriter Warrants will be exercisable for a four-year period commencing one year after the closing of the Public Offering at an exercise price of $1,200 per Unit.

          This Prospectus is also being delivered to certain holders of 308,500 shares of Common Stock (the "Selling Stockholders' Shares"), whose shares were registered in a registration statement on Form S-1 (the "Form S-1 Registration Statement"), which became effective on the Effective Date, simultaneous with the Public Offering, for future sales by such Stockholders (the "Selling Stockholders").

          The Company's Common Stock, Debentures and Class A Warrants are traded on the American Stock Exchange and the Pacific Stock Exchange under the symbol "BNT", "BNT.D" and "BNT.WS.A", respectively. The last reported sale price of the Company's Common Stock on the American Stock Exchange on May 15, 1997 was $3.375 per share, the last reported sale price of the Debentures on the American Stock Exchange on May 15, 1997 was $1,380 per Debenture and the last reported sale price of the Class A Warrants on the American Stock Exchange on May 15, 1997 was $1.25 per warrant. There is no public market for the Class B Warrants and there can be no assurance that one will develop. Once a sufficient number of Class B Warrants are outstanding, it is anticipated that they will be listed on the American Stock Exchange and the Pacific Stock Exchange under the symbol "BNT.WS.B". See "Risk Factors--No Assurance of Public Market." The Company's executive offices are located at One Urban Centre, Suite 548, 4830 West Kennedy Boule vard, Tampa, Florida 33609, and its telephone number is (813) 286-4401.

                      ------------------------------------


         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND
          PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE FACTORS
         SPECIFIED UNDER THE CAPTION "RISK FACTORS" LOCATED ON PAGE 9 OF
                                THIS PROSPECTUS.

                      ------------------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                      ------------------------------------




                  The date of this Prospectus is May 19, 1997.

                              AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006, on which the Company's Common Stock and Class A Warrants are listed.

          This Prospectus does not contain all the information set forth in the Form S-3 Registration Statement (No.33-65125) (the "Registration Statement") of which this Prospectus is a part, including exhibits relating thereto, which has been filed with the Commission in Washington, D.C. Copies of the Registration Statement and the exhibits thereto may be obtained, upon payment of the fee prescribed by the Commission, or may be examined without charge, at the office of the Commission. This Registration Statement has been filed electronically through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) and is publicly available through the Commission's web site (http://www.sec.gov).

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; the Company's Proxy Statement for the 1997 Annual Meeting of Stockholders; the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on July 20, 1990 and the description of the Class A Warrants, the Class B Warrants and the Debentures contained in the Company's Registration Statement on Form 8-A filed January 30, 1996 ("Warrants and Debentures Form 8-A") and Amendment No. 1 to Warrants and Debentures Form 8-A filed February 7, 1996, all as filed pursuant to the 1934 Act, including any amendment or report filed for the purpose of updating such descriptions, are hereby incorporated by reference.

          Each document filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

          The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document incorporated by reference in this Prospectus (other than exhibits unless such exhibits are expressly incorporated by reference in such documents). Requests should be directed to Bentley Pharmaceuticals, Inc., One Urban Centre, Suite 548, 4830 West Kennedy Boulevard, Tampa, Florida 33609, (813) 286-4401, Attention: Michael
D. Price, Chief Financial Officer.

                               PROSPECTUS SUMMARY


          The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.

                                  The Offering

Securities Offered by the Company......            6,900,000   shares   of   Common   Stock
                                                   issuable  upon the exercise of the Class
                                                   A Warrants issued in the Public Offering

                                                   3,450,000   shares   of   Common   Stock
                                                   issuable  upon the exercise of the Class
                                                   B Warrants which may be issued  pursuant
                                                   to the  exercise of the Class A Warrants
                                                   issued in the Public Offering

                                                   570 Units  issuable upon exercise of the
                                                   Underwriter    Warrants,    each    Unit
                                                   Consisting   of  One  Thousand   Dollars
                                                   ($1,000)     Principal     Amount    12%
                                                   Convertible     Senior      Subordinated
                                                   Debenture  Due  February  13,  2006  and
                                                   1,000 Class A Warrants  each to Purchase
                                                   one share of Common  Stock and one Class
                                                   B Warrant

                                                   570,000  shares of Common Stock issuable
                                                   upon  exercise  of the Class A  Warrants
                                                   included  in  the  Units  issuable  upon
                                                   exercise of the Underwriter Warrants

                                                   570,000  Class  B  Redeemable   Warrants
                                                   issuable  upon  exercise  of the Class A
                                                   Warrants  included in the Units issuable
                                                   upon   exercise   of   the   Underwriter
                                                   Warrants

                                                   285,000  shares of Common Stock issuable
                                                   upon  exercise  of the Class B  Warrants
                                                   issuable  upon  exercise  of the Class A
                                                   Warrants which are included in the Units

                                                  -6-




                                                   issuable  pursuant  to  the  Underwriter
                                                   Warrants.

                                                   The  exercise  price of the  Class A and
                                                   Class   B   Warrants   is   subject   to
                                                   adjustment under certain circumstances.

Securities Offered by Selling Stockholders......   308,500 shares of Common Stock

Estimated Net Proceeds to the Company (1).......   $41,744,000

Common Stock Outstanding Prior to the Offering..   3,348,195 shares

Common Stock to be Outstanding After
  the Offering (2)...............................  14,653,195 shares

American Stock Exchange Symbols
  Common Stock...................................  BNT
  Debentures.....................................  BNT.D
  Class A Warrants...............................  BNT.WS.A
  Class B Warrants (3)...........................  BNT.WS.B

                       Ratio of Earnings to Fixed Charges

          Earnings are inadequate to cover fixed charges. The resultant deficiency was $10,468,000, $19,531,000, $10,236,000, $3,578,000, $2,326,000,
$2,919,000 and $826,000 for the year ended June 30, 1992, for the six month period ended December 31, 1992, for the years ended December 31, 1993, 1994, 1995 and 1996 and for the three month period ended March 31, 1997, respectively.

________________________

(1) Includes exercise price of the Class A Warrants, Class B Warrants, Underwriter Warrants, Class A Warrants included in the Underwriter Warrants and Class B Warrants included in the Class A Warrant issuable upon exercise of the Underwriter Warrants, after deducting $25,000 for expenses of this offering payable by the Company. Does not include the receipt of proceeds of $250,000 upon the exercise of warrants issued to Baytree Associates, Inc., one of the selling stockholders.

(2) Excludes (i) 2,760,000 shares of Common Stock reserved for issuance upon conversion of the Debentures issued in the Public Offering; (ii) 228,000 shares of Common Stock reserved for issuance upon conversion of the Debentures included in the Units issuable upon exercise of the Underwriter Warrants; (iii) 727,597 shares of Common Stock reserved for issuance upon exercise of outstanding stock purchase warrants which were issued in various transactions not related to the Public Offering; (iv) 1,715,100 shares of Common Stock reserved for issuance upon exercise of stock options; (v) 14,960 shares of Common Stock reserved for issuance upon conversion of the Series A Preferred Stock or upon conversion of 9% Convertible Debentures due 2016 into which the Series A Preferred Stock is exchangeable; and (vi) 32,183 shares of Common Stock reserved for issuance to current members of the Board of Directors of the Company and others as compensation.

(3) The Class B Warrants will not be listed on the American Stock Exchange or the Pacific Stock Exchange until a sufficient number of Class A Warrants have been exercised.

                                  RISK FACTORS

     The securities offered hereby are speculative and involve a substantial degree of risk. Prospective investors should give careful consideration to, among other items, the following factors prior to making an investment decision.

     Certain statements in this Prospectus that are not historical facts constitute "forward- looking statements" within the meaning of the Private
Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to be materially different from the historical results or from any results, expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to, the following risks.

Financial Risks

     History of Operating Losses; Accumulated Deficit; Uncertainty of Future Financial Results. As of March 31, 1997, the Company had a cumulative deficit of approximately $67,993,000. The Company has realized significant losses in the past and could have quarterly and annual losses in the future. The Company has not generated any profits from operations. The Company has realized quarter to quarter fluctuations in its results in the past and, although such fluctuations have been minimal in recent quarters, they may be significant in the future. Consequently, the Company may continue to operate at a loss for the foreseeable future and there can be no assurance that the Company's business will operate on a profitable basis.

     Negative Cash Flow From Operating Activities. The Company is experiencing negative cash flow from operations resulting in the need to fund ongoing operations from financing activities. In October 1995 the Company completed two private placements resulting in net proceeds to the Company of approximately $1,590,000, all of which was used for working capital purposes. The Public Offering resulted in proceeds to the Company of approximately $5,700,000. A substantial portion of the proceeds of the Public Offering has been used to repay the debt incurred in the private placements. The future existence and profitability of the Company is dependent upon its ability to obtain additional funds to finance operations and expand operations in an effort to achieve profitability from operations. No assurance can be given that the Company's business will ultimately generate sufficient revenue to fund the Company's operations on a continuing basis.

     Limited Revenues. Although the Company was founded in 1974, it has only generated revenue from product-related sales since August 1991. The Company has used cash from financing activities to fund its operations. The Company has made progress toward commercialization of specific products and has commenced commercialization of others. The Company is now generating revenues from sales of products of its subsidiaries, Laboratorios Belmac, S.A., a pharmaceutical manufacturer located in Spain ("Laboratorios Belmac") and Chimos/LBF, S.A., a company based in France which distributes specialty pharmaceutical products and chemicals in France ("Chimos"). Chimos and Laboratorios Belmac were acquired by the Company in August 1991 and February 1992, respectively. See "Negotiations to Sell Chimos." Substantial amounts of time and financial and other resources will be required to complete the development and clinical testing of the Company's products currently under development. Due to its limited cash resources, the Company has suspended most of its research and development activities pending the selection of strategic partners for development and marketing. There is no assurance that the Company will receive additional funding necessary to continue research and development activities or that it will otherwise succeed in developing any additional products with commercially valuable applications.

     Additional Financing Requirements. The Company believes that its emphasis on product distribution in France and Spain, strategic alliances and product acquisitions together with careful management of its research and development activities and the net proceeds from the Public Offering, should provide sufficient liquidity to enable it to conduct its existing operations into 1998, of which there can be no assurance. However, the Company's pharmaceutical products being developed and which may be developed will require the investment of substantial additional time as well as financial and other resources in order to become commercially successful. Following the development period, the Company's products will generally be required to go through lengthy governmental approval processes, including extensive clinical testing, followed by market development. The Company's operating revenues and cash resources may not be sufficient over the next several years for the commercialization by itself of any of the products currently in development. Consequently, the Company may require additional licensees or partners and/or additional financing. There can be no assurance, however, that the Company can conclude such commercial arrangements or obtain additional capital when needed on acceptable terms, if at all.

     Possible Restriction on Ability to Utilize Net Operating Loss Carry Forwards Resulting from Change in Equity Ownership and Change in Tax Year. At December 31, 1996, the Company has net operating loss (the "NOL") carryforwards of approximately $38,000,000 available to offset future U.S. taxable income. The Company calculates that its use of the NOL will be limited to approximately $3,000,000 each year as a result of stock, option and warrant issuances during prior fiscal years which resulted in an ownership change of more than 50% of the Company's outstanding equity. Additionally, approximately $1,800,000 of the NOL generated in 1995 available to offset future U.S. taxable income will be limited to approximately $300,000 per year over the next six years due to the change in tax year end during 1995. If not offset against future taxable income, the NOL carryforwards will expire in tax years 1997 through 2011. The Company's subsidiaries in France and Spain have NOL carry forwards of approximately $13,300,000 and $2,700,000, respectively. These will expire in various years ending in 2001.

Business Risks

     No Assurance of Successful and Timely Development of New Products. Although the Company has a limited number of products in various stages of development, including pre-clinical testing and clinical trials, the Company has not yet substantially marketed any of these products other than Biolid(R) (the Company's macrolide antibiotic) in France, the marketing of which has since been suspended. During a periodic review of the dossier of Biolid by France's Ministry of Health in 1993 which was completed shortly after the Company had negotiated the sale of its rights to the sachet formulation of Biolid in France, the Ministry required the suspension of marketing of Biolid pending provision by the Company of additional clinical data regarding the mechanisms for the comparatively enhanced absorption of the Biolid sachet. The suspension was unrelated to safety or efficacy issues, but has not been lifted since the Company has not had sufficient resources to conduct the study required. See "Risks Inherent in Pharmaceutical Development; Dependency on Regulatory Approvals" below. There can be no assurance that the Company will be able to develop large scale production of any particular product for clinical trials or eventual commercial production. The marketing of certain of the Company's products could be adversely affected by delays in developing large-scale production processes, developing or acquiring production facilities or obtaining regulatory approval for such processes or facilities.

     Risks Inherent in Pharmaceutical Development; Dependence on Regulatory Approvals. The process of creating, scaling-up, manufacturing and marketing any new human pharmaceutical product is inherently risky. There can be no assurance that any drug under development will be safe and effective. Moreover, pharmaceutical products are subject to significant regulation. Any human pharmaceutical product developed by the Company would require clearance by Spain's Ministry of Health for sales in Spain, France's Ministry of Health for sales in France, the U.S. Food and Drug Administration ("FDA") for sales in the United States and similar agencies in other countries. The process of obtaining these approvals is costly and time-consuming, and there can be no assurance that such approvals will be granted. In general, only a small percentage of new pharmaceutical products achieve commercial success. Such governmental regulation may prevent or substantially delay the marketing of the Company's products and may cause the Company to undertake costly procedures with respect to its research and development and clinical testing operations which may furnish a competitive advantage to more substantially capitalized companies which compete with the Company. In addition, the Company is required, in connection with its activities, to comply with good manufacturing practices (GMPs) and local, state and federal regulations. Non-compliance with these regulations could have a material adverse effect on the Company and/or prevent the commercialization of the Company's products.

     Dependency on Others; Discontinuation of Certain Marketing Activities. The Company relies on outside contractors for manufacturing of the products it distributes in France. Until the distribution agreement between Genzyme Corporation and Chimos expired on March 31, 1996, the Company relied on sales of Ceredase, a drug used in the treatment of Gaucher's Disease and other products by Chimos to Pharmacie Centrale des Hopitaux. Sales to Pharmacie Centrale des Hopitaux accounted for approximately 10%, 23% and 30% of the Company's sales for the years ended December 31, 1996, 1995 and 1994, respectively. Consequently, the Company's sales in France declined significantly beginning in the second quarter of 1996 as a result of the expiration of the distribution agreement. Notwithstanding the relative significance of its sales volume, the Ceredase gross margins as a percentage of sales were minimal, therefore the impact on operating profits was not material. The Company is exploring alternative uses for its working capital that has historically supported the Ceredase distribution arrangement. Chimos, as one of the authorized distributors of Orphan Drugs in France, is occasionally contacted by manufacturers of such products outside of

France to act as their distributor. In addition, the Company from time to time supplies Chimos with a list of Orphan Drugs approved by the FDA in the United States and Chimos contacts their manufacturers to seek becoming their distributor in France. See "Negotiations to Sell Chimos."

     Negotiations to Sell Chimos. The Company is currently engaged in negotiations with a subsidiary of a large European conglomerate to sell Chimos. The transaction is expected to be finalized in the second quarter of 1997. As no definitive agreement has been signed, there can be no assurance that such sale will be consummated. Since the expiration of the Ceredase distribution agreement, Chimos has been generating revenues at the rate of approximately $5.5 million per annum. See "Dependency on Others; Discontinuation of Certain Marketing Activities."

     Uncertainty of Pharmaceutical Pricing, Profitability and Related Matters. The levels of revenues and profitability of pharmaceutical companies may be affected by the continuing efforts of governmental and third party payers to contain or reduce the costs of health care through various means. For example, in certain foreign markets, including Spain and France, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar government control. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted, the adoption of such proposals could have a material adverse effect on the Company's business, financial condition and profitability. In addition, sales of prescription pharmaceuticals are dependent in part on the availability of reimbursement to the consumer from third party payers, such as government and private insurance plans. Third party payers are increasingly challenging the prices charged for medical products and services. If the Company succeeds in bringing one or more products to the market, there can be no assurance that these products will be considered cost effective and that reimbursement to the consumer will be available or will be sufficient to allow the Company to sell its products on a competitive basis.

     Unpredictability of Patent Protection; Proprietary Technology. The Company has filed numerous patent applications and has been granted a number of patents. However, there can be no assurance that its pending applications will be issued as patents or that any of its issued patents will afford adequate protection to the Company or its licensees. Other private and public entities have also filed applications for, or have been issued, patents and are expected to obtain patents and other proprietary rights to technology which may be harmful to the commercialization of the Company's products. The ultimate scope and validity of patents which are now owned by or may be granted to third parties in the future, the extent to which the Company may wish or be required to acquire rights under such patents, and the cost or availability of such rights cannot be determined by the Company at this time. In addition, the Company also relies on unpatented proprietary technology in the development and commercialization of its products. There is no assurance that others may not independently develop the same or similar technology or obtain access to the Company's proprietary technology.

     The Company also relies upon trade secrets, unpatented proprietary know-how and continuing technological innovations to develop its competitive position. All of the Company's employees with access to the Company's proprietary information have entered into confidentiality agreements and have agreed to assign to the Company any inventions relating to the Company's business made by them while in the Company's employ. However, there can be no assurance that others may not acquire or independently develop similar technology or, if patents in all major countries are not issued with respect to the Company's products, that the Company will be able to maintain information pertinent to such research as proprietary technology or trade secrets.

     Rapid Technological Change. The pharmaceutical industry has undergone rapid and significant technological change. The Company expects the technology to continue to develop rapidly, and the Company's success will depend significantly on its ability to maintain a competitive position. The Company has recently shifted its strategic focus so that it does not rely on research and development of pharmaceuticals from concept through marketing. Instead, it seeks to acquire late-stage development compounds that can be marketed within approximately one year and currently-marketed products. Rapid technological development may result in actual and proposed products or processes becoming obsolete before the Company recoups a significant portion of related research and development, acquisition and commercialization costs.

     Competition. The Company is in competition with other pharmaceutical companies, biotechnology firms and chemical companies, many of which have substantially greater financial, marketing and human resources than those of the Company (including, in some cases, substantially greater experience in clinical testing, production and marketing of pharmaceutical products). The Company also experiences competition in the development of its products and processes from individual scientists, hospitals, universities and other research institutions and, in some instances, competes with others in acquiring technology from these sources.

     Uncertainty of Orphan Drug Designation. An Orphan Drug is a product or products used to treat a rare disease or condition, which, as defined under United States law, is a disease or condition that affects populations of less than 200,000 individuals or, if victims of a disease number more than 200,000, the sponsor establishes that it does not realistically anticipate its product sales will be sufficient to recover its costs. If a product is designated an Orphan Drug, then the sponsor is entitled to receive certain incentives to undertake the development and marketing of the product. In Spain, Orphan Drugs are given a preference in the pharmaceutical review process by Spain's Ministry of Health if it can be shown that the product is an important therapeutic agent and there is unequivocal data supporting its efficacy. The Ministry of Health has the authority to require pharmaceutical manufacturers to continue to produce products which are Orphan Drugs regardless of their commercial potential. As required by the Ministry of Health, Laboratorios Belmac currently manufactures and distributes one Orphan Drug, Anacalcit, which is used in the treatment of nephrolithiasis. In France, Orphan Drug status is granted by France's Ministry of Health. Chimos does not currently own in its portfolio any Orphan Drugs, but does act as a distributor for other companies who have Orphan Drug status in France. The Company does not currently market any Orphan Drugs in the United States.

     Attraction and Retention of Key Personnel. The Company believes that it has been able to attract skilled and experienced management and scientific personnel. There can be no assurance, however, that the Company will continue to attract and retain personnel of high caliber. Since 1992, five individuals have served as the Company's chief executive officer. This instability in the Company's management in the past has hampered the Company's growth. While the Company believes that it has assembled an effective management team, the loss of several individuals who are considered key management or scientific personnel of the Company could have an adverse impact on the Company. Although all discoveries and research of each employee made during employment remain the property of the Company, the Company has not entered into noncompetition agreements with its key employees and such employees would therefore be able to leave and compete with the Company.

     Risk of Product Liability. The Company faces an inherent business risk of exposure to product liability claims in the event that the use of its technology or prospective products is alleged to have resulted in adverse effects. While the Company has taken, and will continue to take, what it believes are appropriate precautions, there can be no assurance that it will avoid significant liability exposure. The Company maintains product liability insurance in the amount of $5 million. However, there is no assurance that this coverage will be adequate in terms and scope to protect the Company in the event of a product liability claim. In connection with the Company's clinical testing activities, the Company may, in the ordinary course of business, be subject to substantial claims by, and liability to, subjects who participate in its studies.

     Broad Discretion in Application of Proceeds from Offering. All of the net proceeds from the exercise of the Class A and Class B Warrants and the Underwriter Warrants has been allocated to working capital. Accordingly, the Company's management will have broad discretion as to the application of such proceeds.

     Risk of Doing Business Outside the United States. Nearly all of the Company's revenues during 1995 and 1996 have been generated outside the United States, from the Company's subsidiaries in France and Spain. There are risks in operation outside the United States, including, among others, the difficulty of administering businesses abroad, exposure to foreign currency fluctuations and devaluations or restrictions on money supplies, foreign and domestic export law and regulations, taxation, tariffs, import quotas and restrictions and other political and economic events beyond the Company's control. The Company has not experienced any material effects of these risks as of yet, however there can be no assurance that they will not have such an effect in the future.

     Certain Florida Legislation. The State of Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested stockholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested stockholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law also authorizes the Company to indemnify the Company's directors, officers, employees and agents. The Company has adopted a by-law with such an indemnity.

Market Risks

     No Assurance of Public Market. Since the Class B Warrants will not be outstanding until the Class A Warrants are exercised, they will not be publicly traded until a sufficient number are outstanding, thereby limiting the ability of a holder to sell them. Since the Company will not issue fractional shares, holders will only be permitted to trade the Class B Warrants in multiples of two.

     Volatility of Share Price. The market price of the Company's shares since its initial public offering in February 1988 has been volatile. In July 1995 the Company effected a one-for-ten reverse stock split. As recently as the first quarter of 1993, the market price of the Company's Common Stock was $63.75 (giving retroactive effect to the reverse stock split). Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, the results of clinical testing, patent or proprietary rights, developments or other matters may have a significant impact on the market price of the Common Stock.

     Authorization of Preferred Stock. The Company's Articles of Incorporation authorize the issuance of 2,000,000 shares of "blank check" preferred stock (the "Preferred Stock") with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change of control of the Company. There are currently 60,000 shares of Series A Convertible Exchangeable Preferred Stock outstanding. See "Description of Securities--Preferred Stock."

     Underwriter Warrants and Outstanding Convertible Securities. The Company sold to the Underwriter, for nominal consideration, warrants to purchase up to 570 Units exercisable for a period of four years, commencing one year from the date of sale, at an exercise price of $1,200 per Unit. In addition to warrants issued in the Public Offering, the Company currently has outstanding 2,542,697 options and warrants to purchase Common Stock at exercise prices ranging from $2.50 to $177.50. The holders of the Underwriter Warrants and of the warrants and options are likely to exercise or convert them at a time when the Company would be able to obtain additional equity capital on terms more favorable than those provided by such warrants, options and Underwriter Warrants. The Underwriter Warrants and certain other warrants and options also grant to the holders certain demand registration rights and "piggy back" registration rights. These obligations may hinder the Company's ability to obtain future financing.

     Discount on Conversion of Debentures. The Debentures are convertible into Common Stock at a conversion price per share equal to$2.50. A conversion of the Debentures may dilute the interests of holders of Common Stock and may adversely affect the market price for the Common Stock and any other traded securities of the Company.

     Subordination of Debentures. The Debentures are subordinated to all existing and future Senior Debt (as defined in the Indenture) of the Company and will be effectively subordinated to all indebtedness and other liabilities of any subsidiaries of the Company that may subsequently be formed. Moreover, the Indenture governing the Debentures does not restrict the ability to incur Senior Debt or other indebtedness by the Company. As a result of such subordination, Debenture holders will be dependent upon the Company's ability to generate sufficient revenue from operations to satisfy all of its obligations, including the Senior Debt and the payments related to the Debentures. Most of the Company's revenues are derived from its foreign subsidiaries. Any restrictions on the subsidiaries to make payments to the Company would affect its ability to pay interest. Moreover, in the event of insolvency of the Company, holders of Senior Debt will be entitled to be paid in full prior to any payment to the holders of the Debentures, and other creditors of the Company, including trade creditors of the Company's subsidiaries, also may recover more, ratably, than the holders of the Debentures. In addition, an event of default under the Indenture governing the Debentures may trigger defaults under Senior Debt of the Company, in which case the holders of such Senior Debt will have the power to demand payment in full and to be paid prior to any payment to the holders of the Debentures. In addition, the absence of limitations in the Indenture on the issuance of Senior Debt could increase the risk that sufficient funds will not be available to pay holders of the Debentures after payment of amounts due to the holders of Senior Debt. There can be no assurance that the Company will be able to service the Debentures in accordance with their terms. In addition, if a default were to occur, there is no assurance that Debenture holders would be able to obtain repayment of the sums then due under their Debentures. See "Description of Debentures--Subordination of Debentures."

     Current Prospectus and State Securities Law Qualification Required to Exercise the Redeemable Warrants. Warrant holders will have the right to exercise the Redeemable Warrants only if a current prospectus relating to the underlying shares is then in effect and such shares are qualified for sale or exempt from such qualification under the securities laws of the state in which he resides. The Company has registered these shares and has qualified them in the states where it sold the Units unless such qualification has not been required. It has also filed an undertaking with the Commission to maintain a current prospectus relating to such shares until the expiration of the Warrants. However, there is no assurance that it will be able to satisfy this undertaking. Accordingly, the Warrants may be deprived of any value if a current prospectus is not kept effective or if such shares are not qualified or exempt in the states in which exercising Warrant holders reside. See "Description of Securities--Redeemable Warrants."

     Potential Adverse Effect of Warrant Redemption. The Company may, on 30 days prior written notice, redeem all of the Class A or Class B Warrants for $.05 per Warrant if the per share closing price of the underlying Common Stock for each of the 20 consecutive trading days immediately preceding the record date for redemption equals or exceeds 150% or 130%, respectively, of the then exercise price. If the Company calls for such redemption, then all of such class of Warrants remaining unexercised at the end of the redemption period must be redeemed. Accordingly, to the extent that such class of Warrants are redeemed, the Warrant holders will lose their rights to purchase Common Stock pursuant to such Warrants. Furthermore, the threat of redemption could force the Warrant holders to exercise the Warrants at a time when it may be disadvantageous for them to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold them, or to accept the redemption price which will be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities--Warrants."

     Determination of Warrant Exercise Price and Allocation of Consideration. The exercise price of each class of Redeemable Warrants was determined by negotiation between the Company and the Underwriter and bears no relationship to the Company's net worth, book value, results of operations or any other recognized criteria of value. Accordingly, there is no assurance that the Warrants will have any value.

     Lack of Dividends; Inability to Fund Dividend Payments. The Company has not paid dividends on its Common Stock since its inception and does not intend to pay any dividends on its Common Stock in the foreseeable future. The holders of the Company's outstanding Series A Preferred Stock have been entitled to receive cumulative dividends, payable annually on October 15, since 1992, out of funds legally available therefor at the rate of $2.25 per year on each share of Series A Preferred Stock. As of December 31, 1996 and 1995, 230,000 out of the 290,000 Series A Preferred Stock had been converted into 51,200 shares of Common Stock and all 340,000 shares of the Series B Preferred Stock had been converted into 56,100 shares of Common Stock. The Company exercised its right to adjust the conversion rate of the Series A Preferred Stock in lieu of paying annual dividend payments due commencing October 15, 1992. The conversion rate was adjusted by the Company from an initial conversion rate of approximately .21739 shares of Common Stock for each share of Series A Preferred Stock to a conversion rate of .3088. The Company also adjusted the conversion rate for the Series B Preferred Stock from an initial conversion rate of .15625 shares of Common Stock for each share of Series B Preferred Stock to a conversion rate of
 .1703. The arrearages on the payment of dividends have the effect of limiting the payment of cash dividends to holders of Common Stock and giving the Series A Preferred Stockholders, as a class, the right to designate two directors. As of the date hereof, the holders of the Series A Preferred Stock have not exercised their right to elect such directors. There can be no assurance that cash flow from the future operations of the Company will be sufficient to meet these obligations. Under the terms of the Indenture, the Company is restricted from paying cash dividends on its capital stock.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Selling Stockholders' Shares, however, the Company will receive proceeds upon the exercise of the Class A and Class B Warrants and the Underwriter Warrants (see "Plan of Distribution" and "Selling Stockholders" below). The proceeds, if any, from such exercise will be used for general working capital purposes.


                  SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

     The Company has issued or may issue an aggregate of 308,500 shares of Common Stock to the Selling Stockholders that are being offered pursuant to this Prospectus. The Selling Stockholders have advised the Company that sales of the shares of Common Stock may be effected from time to time by themselves, their pledgees and/or their donees, in transactions (which may include block transactions) on the American Stock Exchange, the Pacific Stock Exchange, on the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Stockholders, their pledgees and/or their donees, may effect such transactions by selling Common Stock directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commission from the Selling Stockholders and/or the purchasers of shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Company has agreed to bear all expenses in connection with the registration of the Shares.

     The Selling Stockholders, their pledgees and/or their donees, and any broker-dealers that act in connection with the sale of the shares of Common Stock as principals may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the shares of Common Stock as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders, their pledgees and/or their donees, may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act.

     The following table sets forth certain information with respect to persons for whom the Company is registering the Selling Stockholders' Shares for resale to the public. Beneficial ownership of the Selling Stockholders' Shares by such Selling Stockholders after the offering will depend on the number of Selling Stockholders' Shares sold by each Selling Stockholder.





                                                                                          Beneficial
                                                   Beneficial                             Ownership
                                                    Ownership           Maximum         After Offering if
                                                 Prior to Offering     Amount to        Maximum is Sold
                                                 -----------------                      ---------------
                                                Amount      Percent     be sold         Amount      Percent
                                                ------      -------     -------         -------     -------
Selling Stockholders
Robert J. Alldredge(1)........................   5,000         *           5,000          0              0
Thomas G. Babington(1)........................  10,000         *          10,000          0              0
Joseph Giamanco(1)............................  20,000         *          20,000          0              0
John E. McConnaughy, Jr.(1)...................  40,000       1.20%        40,000          0              0
Khin Aye(2)...................................   7,500         *           7,500          0              0
Wilson Price Barranco Billingsly Keogh
  Plan, John S. Price, Trustee
  FBO Carl A. Barranco(2).....................   3,750         *           3,750          0              0
Wilson Price Barranco Billingsly Keogh
Plan, John S. Price, Trustee FBO
William Barranco(2)...........................   3,750         *           3,750          0              0
Albert Brod(2)................................   3,750         *           3,750          0              0
Thomas J. Carroll(2)..........................   7,500         *           7,500          0              0
Leo Denslow(2)................................   7,500         *           7,500          0              0
James H. Friar(2).............................   7,500         *           7,500          0              0
Barry Friedman(2).............................   3,750         *           3,750          0              0
John N. Kapoor Trust DTD 9/20/89,
  John N. Kapoor Trustee(2)...................   7,500         *           7,500          0              0
John Kiser (2)................................   7,500         *           7,500          0              0
Willard J. Kiser Living Trust DTD
11/1/91(2)....................................   7,500         *           7,500          0              0
Alec G. Land(2)...............................   7,500         *           7,500          0              0
Richard M. Maser(2)...........................  15,000         *          15,000          0              0
Robert A. Mignatti(2).........................   3,750         *           3,750          0              0
Kenneth W. Moore(2)...........................   7,500         *           7,500          0              0
Sara Parnum(2)................................   3,750         *           3,750          0              0
Therold W. Perkins Trust U/A/D 7/1/90,
 Therold W. Perkins Trustee (2)...............   7,500         *           7,500          0              0
Sam A. Phillips(2)............................   7,500         *           7,500          0              0
JoAnn Timbanard(2)............................   3,750         *           3,750          0              0
James R. Washburn(2)..........................   7,500         *           7,500          0              0
Baytree Associates, Inc.(3)................... 100,000       2.90%       100,000          0              0
Martin E. Janis & Co., Inc.(4)................   2,250         *           2,250          0              0
----------------------
* Less than one percent


(1) The Selling Stockholders' Shares include 75,000 shares of Common Stock issued by the Company in an October 1995 private placement (the "First Placement"). This Selling Stockholder was issued shares in the First Placement.

(2) The Selling Stockholders' Shares include 131,250 shares of Common Stock issued by the Company in a subsequent October 1995 private placement (the "Second Placement"). This Selling Stockholder was issued shares in the Second Placement.

(3) Baytree Associates, Inc., which provides financial advisory services to the Company, assisted the Company in raising private capital from foreign sources during early 1993 and 1994. Such shares are issuable upon the exercise of warrants issued to Baytree.

(4) Martin E. Janis & Co., Inc. provided the Company with investor relations services in 1994 and 1995.

                            DESCRIPTION OF SECURITIES

Common Stock

     The Company is authorized to issue 35,000,000 shares of Common Stock, par value $.02 per share. The holders of Common Stock are entitled to cast one vote for each share held at all stockholder meetings for all purposes, including the election of directors, and to share equally on a per share basis in such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation or dissolution, each outstanding share of Common Stock will be entitled to share equally in the assets of the Company legally available for distribution to stockholders, after the payment of all debts and other liabilities and any payments due to holders of shares of Preferred Stock.

     No holder of Common Stock has a preemptive or preferential right to purchase or subscribe for any unissued or additional authorized stock or any securities of the Company convertible into shares of its Common Stock.

     The Common Stock does not have cumulative voting rights which means that the holders of more than 50% of the Common Stock voting for the election of directors can elect 100% of the directors of the Company if they choose to do so. The By-Laws of the Company require that a majority of the issued and outstanding shares of the Company be represented to constitute a quorum and transact business at a stockholders' meeting.

     In accordance with the Amended and Restated Articles of Incorporation of the Company, as amended, the Board of Directors of the Company is divided into three classes, with the classes as nearly equal in number as possible. The term of each class of directors is three years, with the term of one class expiring each year in rotation. The consent of the holders of 66 2/3% of all outstanding shares is required to fill a vacancy on the Board of Directors created by death or resignation or to remove a director, and then only for cause. These provisions are designed to provide continuity of directors. In addition, a vote of 66 2/3% of all outstanding shares is required to approve a merger, a sale of substantially all of the Company's assets and similar transactions, or to amend any provision of the Amended and Restated Articles of Incorporation relating to officers and directors.

Units

     Each Unit offered in the Public Offering consisted of the Debenture and 1,000 Class A Warrants, each Class A Warrant to purchase one share of Common Stock and one Class B Warrant. Of the Unit purchase price of $1,000, for financial reporting purposes the consideration allocated to the Debenture is $722, to the conversion discount feature of the Debenture is $224 and to the 1,000 Class A Warrants is $54, and for federal income tax purposes (including original issue discount) the consideration allocated to the Debenture is $931 and to the 1,000 Class A Warrants is $69. No consideration has been allocated to the Class B Warrants. The Debentures and Class A Warrants were not detachable until May 29, 1996, after which all of the Debentures and the Class A Warrants have been separately transferable. See "Description of Debentures."

Redeemable Warrants

     The Redeemable Warrants were issued in registered form under, governed by, and subject to the terms of a warrant agreement (the "Warrant Agreement") between the Company and American Stock Transfer and Trust Company of New York, as warrant agent (the "Warrant Agent"). The following statements are brief summaries of what management believes are all of the material provisions of the Warrant Agreement and are subject to the detailed provisions thereof, to which reference is made for a complete statement of such provisions. Copies of the Warrant Agreement may be obtained from the Company or the Warrant Agent and have been filed with the Commission as an exhibit to the Form S-1 Registration Statement.

     Class A Warrants. The Company has authorized the issuance of 7,470,000 Class A Warrants to purchase an aggregate of 6,900,000 shares of Common Stock and 6,900,000 Class B Warrants and 570,000 shares of Common Stock and 570,000 Class B Warrants underlying the Class A Warrants comprising part of the Units issuable pursuant to the Underwriter Warrants and has reserved an equivalent number of shares of Common Stock for issuance upon exercise of such Warrants. Each Class A Warrant entitles the registered holder thereof to purchase, at any time for a period of three years from the Effective Date, one share of Common Stock and one Class B Warrant for an aggregate price of $3.00. The Warrant exercise price and the number of shares issuable upon exercise of the Class A Warrants are subject to adjustment as described below.

     The Class A Warrants are subject to redemption by the Company, upon not less than 30 days prior written notice at $.05 per Redeemable Warrant if the closing price of the underlying Common Stock on the American Stock Exchange for each of the 20 consecutive trading days within 10 days immediately preceding the record date for redemption equals or exceeds 150% of the then exercise price. Warrant holders will have the right to exercise their Warrants until the close of business on the date fixed for redemption. If any of the Redeemable Warrants are redeemed, then all of such Warrants remaining unexercised at the end of the redemption period must be redeemed.

     Class B Warrants. The Company has authorized the issuance of 7,470,000 Class B Warrants to purchase an aggregate of 3,450,000 shares of Common Stock and 285,000 shares of Common Stock underlying the Class B Warrants comprising part of the Units issuable pursuant to the Underwriter Warrants and has reserved an equivalent number of shares of Common Stock for issuance upon exercise of such Warrants. Two Class B Warrants entitle the registered holder thereof for a period of five years from the Effective Date to purchase one share of Common Stock at an exercise price of $5.00 per share. The Warrant exercise price and the number of shares issuable upon exercise of the Class B Warrants are subject to adjustments as described below. Holders will only be permitted to exercise or trade Class B Warrants in multiples of two.

     The Class B Warrants are subject to redemption by the Company, upon not less than 30 days prior written notice at $.05 per Redeemable Warrant if the closing price of the underlying Common Stock on the American Stock Exchange for each of the 20 consecutive trading days within 10 days immediately preceding the record date for redemption equals or exceeds 130% of the then exercise price. Warrant holders will have the right to exercise their Warrants until the close of business on the date fixed for redemption. If any of the Redeemable Warrants are redeemed, then all of such Warrants remaining unexercised at the end of the redemption period must be redeemed.

     Class A and Class B Warrants. The Redeemable Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price and the number of shares issuable upon exercise in certain events including, but not limited to, stock dividends, stock splits, reclassifications, mergers, or a sale of substantially all of the Company's assets. The Company does not intend to issue fractional shares of Common Stock. Therefore, holders must exercise two Class B Warrants simultaneously. A Warrant holder will not possess any rights as a stockholder of the Company. The shares of Common Stock, when issued upon the exercise of the Redeemable Warrants in accordance with the terms thereof, will be fully paid and non-assessable.

     The Redeemable Warrants will be exchangeable and transferable on the books of the Company at the principal office of the Warrant Agent. Each Class A Warrant or two Class B Warrants may be exercised upon surrender of a Warrant certificate on or prior to the close of business on February 14, 1999 or February 14, 2001, respectively (or earlier redemption date thereof), after which the Redeemable Warrants become wholly void and of no value, at the offices of the Warrant Agent with the form of "Election to Purchase" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by cash, or by bank check, certified check or money order payable to the order of the Warrant Agent) for the number of Redeemable Warrants being exercised.

     Upon receipt of duly exercised Redeemable Warrants and payment of the exercise price, the Company shall issue and cause to be delivered to, or upon the written order of, the exercising Warrant holder, certificates representing the number of shares of Common Stock so purchased. If less than all of the Redeemable Warrants evidenced by a Warrant certificate are exercised, a new Warrant certificate representing the remaining number of Redeemable Warrants will be issued to the Warrant holder by the Warrant Agent. No amendment adversely affecting the rights of the holders of the Redeemable Warrants may be made without the approval of the holders of a majority of the then outstanding Redeemable Warrants

Transfer Agent, Registrar and Warrant Agent

     The Transfer Agent and Registrar for the Common Stock and the Warrant Agent for the Redeemable Warrants and the Transfer Agent and Registrar for the Units, Redeemable Warrants and Debentures is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                            DESCRIPTION OF DEBENTURES

General

     The Debentures were issued under an indenture (the "Indenture") dated as of February 14, 1996, between the Company and American Stock Transfer & Trust Company (the "Trustee"). Neither the Indenture, the Trustee nor the Debentures will be subject to the provisions of the Trust Indenture Act of 1939. Accordingly, Debenture holders will not have the protections of that Act available to them. The following summaries of what management believes are all of the material provisions of the Indenture do not purport to be complete and are subject to and qualified in their entirety by reference to all of the provisions of the Indenture, including the definitions therein of certain terms. Whenever particular provisions or defined terms of the Indenture are referred to, such provisions or defined terms are incorporated herein by reference. Parenthetical references set forth in this section are to sections in the Indenture or to paragraphs in the form of Debenture which is appended to the Indenture as Exhibit A (the Indenture was filed as an exhibit to the registration statement on Form S-1 which this Registration Statement amends (the "Public Offering Registration Statement")).

     The Debentures (i) are limited to $7,470,000 aggregate principal amount (including the $900,000 over-allotment option granted to the Underwriter and $570,000 included in the Units issuable upon exercise of the Underwriter Warrants) (Debenture paragraph 4); (ii) are unsecured obligations of the Company (Debenture paragraph 4); (iii) mature on February 13, 2006 (Face of Debenture); and (iv) bear interest from the date of delivery at 12% per annum, payable quarterly on January 1, April 1, July 1 and October 1 each year, commencing April 1, 1996, to the holders of record, with certain exceptions, at the close of business on the 15th day of the month preceding the payment date (Debenture paragraphs 1 and 2). Principal (and premium, if any) and interest are to be payable and the Debentures will be exchangeable and convertible and transfers thereof will be registrable at the offices or agencies of the Company maintained for such purposes in the Borough of Manhattan, City and State of New York, initially to the Trustee/American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, provided that payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears in the Debenture register (Debenture paragraphs 2 and 3).

     The Debentures were issued only in fully registered form in denominations of $1,000 or an integral multiple thereof. The Debentures are exchangeable and transfers thereof will be registrable without charge therefor, but the Company may require payment of a sum sufficient to cover tax or other governmental charge payable in connection therewith (Debenture paragraph 9).

Conversion

     The holders of the Debentures will be entitled at any time commencing at the earlier of (i) twelve months after February 14, 1996 or (ii) upon the Company sending a notice of redemption, or (iii) such earlier date as may be designated by the Company and the Underwriter, and from time to time up to the close of business on February 13, 2006, subject to prior redemption, to convert the

Debentures or portions thereof (which are $1,000 or integral multiples thereof) into shares of the Company's Common Stock at an initial conversion price, which is subject to adjustment in certain circumstances as set forth below, of $2.50 per share (Debenture paragraph 7). No adjustment will be made on conversion of any Debenture for interest accrued thereon or for dividends on any Common Stock issued other than dividends payable in Common Stock or Convertible Securities (as defined in the Indenture) (Article X: Section 10.02). The Company is not required to issue fractional interests in the Common Stock upon conversion of the Debentures and, in lieu thereof, will round any fractional share up to the next highest share (Article X: Section 10.03). In the case of Debentures called for redemption, conversion rights will expire at the close of business on the business day prior to the redemption date (Article X: Section 10.02).

     The conversion price is subject to downward adjustment in the event that the Company issues shares of Common Stock (including shares issuable pursuant to a stock dividend) and the per share consideration received by the Company upon issuance of the Common Stock is less than the current conversion price (Article
X: Section 10.06). In case of a stock split or reverse stock split, a stock dividend, a reclassification, the current conversion price shall be proportionately decreased or increased (Article X: Section 10.05). No adjustment in the current conversion price will be required unless such adjustment would require a change of at least $.05; provided, however, that any adjustment that would otherwise be required to be paid shall be carried forward and taken into account in any subsequent adjustment (Article X: Section 10.8).

     The Company may reduce the conversion price by any amount, without limitation, for any period of time if the period is at least 20 consecutive trading days. Upon such reduction, the Company shall mail a notice thereof to Debenture holders and publish an announcement of the notice (Article X: Section 10.13). The Company may consider reducing the conversion price if it was experiencing difficulty servicing the debt represented by the Debentures and the price of its Common Stock had declined subsequent to the Offering. Under such circumstances, a reduction in the conversion price would be intended to provide the holders with additional incentive to convert their Debentures thereby reducing the Company's debt obligations.

     In the event of a merger or consolidation of the Company with another corporation, a capital reorganization or reclassification of the Company's capital stock, or sale of all or substantially all of the Company's assets that is effected in such a way that holders of the Common Stock are entitled to receive stock, securities or assets (including, without limitation, cash) with respect to or in exchange for Common Stock, then the holders of the outstanding Debentures shall from such point onward have the right thereafter to convert each such Debenture into the kind and amount of stock, securities or assets received by a holder of the number of shares of Common Stock into which such Debentures might have been converted immediately prior to such transaction (Article X: Section 10.15).

     It should be noted that, in the event of such a transaction, no subsequent adjustment of the current conversion price is required. Thus, for example, if the Company were to engage in a merger in which Common Stockholders received cash in an amount less than the then current conversion price, exercise of the conversion right would result in the Debenture holder receiving less than the principal amount of such Debenture.

     The shares of Common Stock, when issued upon the conversion of the Debentures in accordance with the terms thereof, will be fully paid and non-assessable.

Subordination of Debentures

     The payment of the principal of (and premiums, if any) and interest on the Debentures will be subordinated in right of payment to the extent set forth in the Indenture to the prior payment in full of the principal of (and premiums, if any) and interest on all Senior Debt of the Company (Article XI: Section 11.01). Senior Debt is defined to include indebtedness for money borrowed outstanding on the day of execution of the Indenture or thereafter, created for money borrowed from banks, or other traditional long-term institutional lenders such as insurance companies and pension funds, unless in the instrument creating or evidencing such indebtedness it is provided that such Debt is not senior in right of payment to the Debentures (Article XI: Section 11.02(c)). At December 31, 1996, Senior Debt aggregated $1,014,000. The Company expects from time to time to make additional borrowings which will constitute Senior Debt.

     The Company is not limited in the amount of additional indebtedness, including Senior Debt, which it can create, incur, assume or guarantee. Accordingly, the Debenture holders are not protected against highly leveraged or other transactions involving the Company that may adversely affect them. However, any additional indebtedness, other than Senior Debt, may not be senior to the priority of the Debentures (Article XI: Section 11.13).

     Upon any payment or distribution of the Company's assets to creditors on any dissolution, winding up, total or partial liquidation, reorganization or readjustment of the Company, whether voluntary or involuntary, or bankruptcy, insolvency, receivership or other proceedings all principal of (and premiums, if any) and interest due upon all Senior Debt must be paid in full before the Debenture holders or the Trustee are entitled to receive or retain any assets so paid or distributed in respect of the Debentures (Article XI: Section 11.03).

Covenants

     The Company may not declare or pay any cash dividends or make any distributions to holders of the capital stock, other than dividends or distributions payable in such capital stock. The Company may not purchase, redeem or otherwise acquire or retire for value any shares of its capital stock or warrants or rights to acquire such stock if, at the time of such declaration, payment, distribution, purchase, redemption, other acquisition or retirement, an Event of Default shall have occurred and be continuing (Article IV: Section 4.04).

     The Company may not (i) sell or lease any property or render any service to, make any investment in, purchase any property or borrow any money from, or make any payment for any service rendered by an Affiliate unless the Board of Directors determines in good faith that the terms of such transaction are at least as favorable to the Company as those which could be obtained in a similar transaction with an independent third party; (ii) make any payment to any of its officers, directors or employees, or agreement to do so, unless the Board of Directors determines in good faith that the amount to be paid, or to be agreed to be paid, for such service bears a reasonable relationship to the value of such services to the Company; or (iii) make any sale to an Affiliate of any capital stock or other securities or obligations of an Affiliate at a cash sale price less than the original cost thereof to the Company or such Affiliate, as the same may have been reduced from time to time by cash dividends or interest payments thereon or payments of principal thereof received by the Company or such Affiliate plus interest on such investment, as the same may have been reduced from time to time at a rate not less than the rate borne by the Debentures, but in no event less than current fair market value. (Article IV: Section 4.05).

     The Indenture provides that the Company will not, and will not permit any of its subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such subsidiary to (i) pay dividends or make any other distributions on its capital stock or any other interest or participation in, or measured by, its profits owned by, or pay any indebtedness owed to, the Company or a subsidiary of the Company, or (ii) make loans or advances to the Company or a subsidiary of the Company, or (iii) transfer any of its properties or assets to the Company (Article IV: Section 4.04).

     The Company is required to file with the Trustee copies of the reports it files with the Commission and to provide to holders copies of all documents furnished to stockholders of the Company (Article IV: Section 4.02). It is also required to deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers' Certificate stating whether or not the signers know of any Default that occurred during the fiscal year. If they do, the Certificate shall describe the Default and its status (Article IV: Section 4.03).

Redemption

     Commencing six months after February 14, 1996, the Company may, on at least 30 days prior written notice redeem the Debentures, in whole or in part, if the closing price of the Common Stock on the American Stock Exchange (or other principal trading market) for each of the 20 consecutive trading days immediately preceding the record date for redemption equals or exceeds $7.00 per share, as initially constituted. The redemption price will be 105% of the principal amount of the Debentures plus accrued interest through the date of redemption (Article III).

Modification of the Indenture

     With the consent of the holders of not less than 60% in principal amount of outstanding Debentures, the Company and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any provisions of the Indenture or modifying in any manner the rights of the Debenture holders under the Indenture, provided that no such supplemental indenture shall, without the consent of the Debenture holders affected (a) reduce the rate of, or change the time of payment of, interest on any

Debenture; (b) reduce the principal (or premium on), or change the fixed maturity of any Debenture; (c) impair the right to institute suit for the enforcement of any such payment when due; (d) reduce the above stated percentage of outstanding Debentures; (e) alter the provisions of the Indenture so as to adversely affect the terms of conversion of the Debentures into Common Stock; or
(f) make any change in the subordination of the Debentures in a manner that is materially adverse to the Holders (Article IX: Section 9.02).

Events of Default, Notice and Waiver

     Events of Default are defined in the Indenture as being (a) a default for 20 days in payment of any interest installment when due, and default in payment of principal (or premium, if any) when due; (b) a default for 60 days after written notice to the Company by the Trustee or by the holders of 25% in principal amount of the outstanding Debentures in the performance of any other covenant of the Company in the Indenture; (c) a default by the Company or any Subsidiary on indebtedness in an aggregate principal amount of at least $500,000; (d) the entering of a final judgment or judgments for the payment of at least $500,000 against the Company or any Subsidiary which remains unpaid and unstayed for a period of 30 days after the date on which the right to appeal has expired; and (e) certain events of bankruptcy, insolvency and reorganization of the Company (Article VI: Section 6.01). If an Event of Default shall occur and be continuing, either the Trustee or the holders of 25% in principal amount of the outstanding Debentures may declare the principal of all of the Debentures to be due and payable (Article VI: Section 6.02).

     The holders of a majority in principal amount of the outstanding Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power of trust conferred on the Trustee (Article VI: Section 6.05). The right of a Debenture holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, including the provision of notice and indemnification for the Trustee (Article VI; Section 6.06). The holders of a majority in principal amount of the outstanding Debentures may, on behalf of the Debenture holders, waive any past default and its consequences under the Indenture, except a default in the payment of the principal of (or premium, if any) or interest on any Debenture or a default in respect of the conversion right of Debenture holders (Article VI: Section 6.04).

Satisfaction and Discharge of the Indenture

     The Company may terminate its obligations under the Indenture at any time by delivering all outstanding Debentures to the Trustee for cancellation. After all the Debentures have been called for redemption or mature in one year, the Company may terminate all of its obligations under the Indenture, other than its obligations to pay the principal of and interest on the Debentures and certain other obligations, at any time, by depositing with the Trustee money or non-callable U.S. Government obligations sufficient to pay all remaining indebtedness on the Debentures (Article VIII).

Transfer and Exchange

     A holder may transfer or exchange Debentures in accordance with the Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Debenture selected for redemption. Also, the Registrar is not required to transfer or exchange any Debenture for a period of 15 days before a selection of Debentures to be redeemed. The registered holder of a Debenture may be treated as the owner of it for all purposes.

Communications among Holders

     Three or more Debenture holders who have owned their Debentures for at least six months may request the Trustee to send copies of a proxy or other communications to the other holders, upon payment by the requesting holders of the reasonable expenses of such mailing and the Trustee determining that the mailing would not be contrary to the best interests of all the holders nor in violation of applicable law. (Article XII: Section 12.02).

Concerning the Trustee

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

     The holders of a majority in principal amount of the then outstanding Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Debentures, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

Consent to Service

     The Indenture provides that the Company will irrevocably designate the Trustee as its authorized agent for service of process in any legal action or proceeding arising out of or relating to the Indenture or the Debentures brought in any Federal court or court of the State of New York and will irrevocably submit to such jurisdiction.

Additional Information

     Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to the Secretary of the Company, Bentley Pharmaceuticals, Inc., 4830 West Kennedy Boulevard, One Urban Centre, Suite 548, Tampa, Florida 33609.

Governing Law

     The Indenture and Debentures will be governed by and construed in accordance with the laws of the State of New York, without giving effect to such State's conflicts of laws principles.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes certain federal income tax consequences to purchasers of the Units. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated or proposed thereunder, positions of the Internal Revenue Service ("IRS") and existing judicial decisions as of the date hereof, all of which are subject to change at any time. Moreover, the effect of any such change may be retroactive as well as prospective. Further, there can be no assurance that the IRS will not take a contrary view to that set forth herein which may be upheld by a court. No ruling from the IRS or opinion of counsel has been or will be sought as to any of the matters discussed below. This summary of certain U.S. federal tax consequences is based upon the advice of Parker Chapin Flattau & Klimpl, LLP, counsel to the Company.

     This summary is for general information purposes only and applies only to the initial purchasers who hold the Units (and each of its components and the underlying Common Stock) as capital assets within the meaning of Section 1221 of the Code. It does not purport to address all tax consequences that may be relevant to particular investors (including, for example, foreign persons, financial institutions, broker-dealers, insurance companies, tax-exempt organizations and persons in special situations). In addition, the discussion does not address any aspect of state, local or foreign taxation or other federal taxes.

     PROSPECTIVE PURCHASERS OF THE UNITS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING OR DISPOSING OF THE UNITS, THE DEBENTURES, THE WARRANTS AND THE UNDERLYING COMMON STOCK, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

The Debentures

     The stated interest on the Debenture will be taxable as ordinary income when received or accrued by the holder in accordance with his method of accounting. In addition, a portion of the $69 of original issue discount ("OID") with respect to the Debenture must be included in gross income each year based on an economic accrual of interest, even if the holder has not received a cash payment in respect of such OID. The amount of OID required to be included in gross income increases the holder's basis in the Debenture. Proposed legislation, however, would defer the Company's ability to deduct the OID until it is paid.

     The OID with respect to a Debenture is equal to the excess, if any, of its stated redemption price at maturity ($1,000) over the issue price of the Debenture ($931), since it will exceed the de minimis exception allowed where the OID would otherwise be less than 1/4% of the stated redemption price at maturity multiplied by the number of full years to maturity of the Debentures. Such amount could be increased if the IRS successfully challenges the allocation of the Unit issue price.

     Upon the sale, exchange or redemption of a Debenture, the holder will recognize gain or loss equal to the difference between the amount realized on such sale, exchange or redemption and his tax basis in the Debenture. Such gain or loss will be long-term capital gain or loss if the Debenture was held for more than one year. Net capital gains of individuals are generally taxed at lower rates than ordinary income. Proposed legislation would make such rates even more favorable for both individuals and corporations. On the other hand, there are limitations on the deductibility of capital losses.

     Conversion of a Debenture (other than with respect to any accrued but unpaid interest) into Common Stock pursuant to its terms is not taxable. The holder's basis and holding period for the Common Stock will include his basis and holding period in the Debenture.

The Warrants

     Upon a sale or exchange of a Warrant (including the receipt of cash in lieu of a fractional share of Common Stock upon exercise of a Warrant), a holder will recognize capital gain or loss equal to the difference between the amount realized upon the sale or exchange and the holder's basis in the Warrant (as determined above). Such gain or loss will be long-term if, at the time of the sale or exchange, the Warrant was held for more than one year. Adjustments to the exercise price or conversion ratio, or the failure to make adjustments, may result in the receipt of a constructive dividend by the holder.

     Upon the exercise of a Warrant, a holder's tax basis in the interest acquired upon such exercise will be equal to his tax basis in the Warrant plus the exercise price of the Warrant. In the case of the exercise of a Class A Warrant, such basis must be allocated between the Common Stock and the Class B Warrant received in proportion to their relative fair market values. His holding period with respect to such interest will commence on the date of exercise. If a Warrant expires without being exercised, the holder will have a capital loss equal to his tax basis in the Warrant as if the Warrant had been sold on such date for no consideration.

Common Stock

     Distributions paid with respect to shares of Common Stock will be includible in the gross income of the holder as ordinary income to the extent such distributions are paid out of the Company's current or accumulated earnings and profits (as computed for detail income tax purposes). To the extent that a distribution exceeds such earnings and profits, it will be treated as a non-taxable return of capital in an amount up to the holder's tax basis in such Common Stock (which reduces such basis), and a distribution in excess of such tax basis is taxed as a capital gain from the sale of the Common Stock.
Dividends received by a corporate holder are generally eligible for the dividends received deduction, subject to the limitations under Section 1059 of the Code relating to extraordinary dividends. Proposed legislation would reduce the amount of the available dividends received deduction and place additional limitations on it.

     Upon the sale or exchange of the Common Stock, a holder will recognize capital gain or loss equal to the difference between the amount realized on such sale or exchange and the holder's tax basis in the Common Stock. Such gain or loss will be long-term if the Common Stock was held for more than one year. An even more favorable tax rate may be available if the Common Stock sold qualifies as "qualified small business stock" under Section 1202 of the Code.

Backup Withholding

     A holder may be subject to backup withholding at the rate of 31% of the interest paid on a Debenture, the dividends on the Common Stock and the proceeds from the sale, exchange or redemption of a Unit, Debenture, Warrant or Common Stock, unless (a) the holder is a corporation or other exempt recipient and, when required, demonstrates such fact or (b) provides, when required, his taxpayer identification number to the payor, certifies that he is not subject to backup withholding and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax; any amount so withheld is creditable against the holder's federal income tax liability. Failure to furnish the holder's taxpayer identification number may also subject the holder to a penalty.

                      REQUIREMENTS FOR CURRENT REGISTRATION

     The Company is required to have a current registration statement on file with the Commission and to effect appropriate qualifications, except where exemptions therefrom are available, under the laws and regulations of the states in which the holders of the Redeemable Warrants reside in order to comply with applicable laws in connection with the exercise of the Redeemable Warrants and the resale of the Common Stock issued upon such exercise. The Company, therefore, will be required to file post effective amendments to its Registration Statement when subsequent events require such amendments in order to continue the registration of the Common Stock underlying the Redeemable Warrants and to take appropriate action under state securities laws. There can be no assurance that the Company will be able to keep its Registration Statement current or to effect appropriate action under applicable state securities laws, the failure of which may cause the exercise of the Redeemable Warrants and resale or other disposition of the underlying Common Stock to be effected under circumstances which do not comply with applicable securities laws. See "Risk Factors--Current Prospectus and State Securities Law Qualification Required to Exercise the Redeemable Warrants."

                                  LEGAL MATTERS

     Parker Chapin Flattau & Klimpl, LLP, New York, New York, is acting as counsel to the Company and is passing on the validity of the shares of Common Stock offered hereby.

                                     EXPERTS

     The consolidated financial statements and the related financial statement schedule of the Company incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.



--------------------------------------------------              -------------------------------

          No  dealer,  salesperson  or  any  other                          BENTLEY
person has been authorized to give any information                   PHARMACEUTICALS, INC.
or to make any  representation  not  contained  in
this  Prospectus  and,  if  given  or  made,  such                     11,513,500 Shares
information or  representation  must not be relied                      of Common Stock
upon as having been authorized by the company,  by
the Selling  Stockholder  or by any other  person.             570 Units issuable upon Exercise
This  Prospectus  does not  constitute an offer to               of the Underwriter Warrants,
sell  or a  solicitation  of an  offer  to buy the                Each Unit Consisting of One
securities  offered  hereby  to any  person  or by                 Thousand Dollars ($1,000)
anyone in any  jurisdiction in which such offer or                   Principal Amount 12%
solicitation may not lawfully be made. Neither the              Convertible Senior Subordinated
delivery  of this  Prospectus  nor any  sale  made                Debenture Due February 13,
hereunder shall, under any  circumstances,  create                  2006 and 1,000 Class A
any  implication  that there has been no change in                Redeemable Warrants each to
the affairs of the Company since the date hereof.                Purchase One Share of Common
                                                                     Stock and One Class B
                                                                      Redeemable Warrant

                   TABLE OF CONTENTS                              570,000 Class B Redeemable
                                                                Warrants issuable upon Exercise
                                               Page             of the 570,000 Class A Warrants
                                               ----              included in the Units issuable
Available Information.............................4                  upon Exercise of the
Incorporation of Certain Documents                                   Underwriter Warrants
     by Reference.................................4
Prospectus Summary................................6
Risk Factors......................................9                       ----------
Use of Proceeds..................................18                       PROSPECTUS
Selling Stockholders and Plan of Distribution....18                       ----------
Description of Securities........................21
Description of Debentures........................24
Certain Federal Income Tax Considerations........31
Requirements for Current Registration............34
Legal Matters....................................34
Experts..........................................34                      May 19, 1997

------------------------------------------------------------   -------------------------------


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.
          -------------------------------------------

     It is estimated that the following additional expenses will be incurred in connection with the proposed Post Effective Amendment on Form S-3 filed hereby. All of such expenses will be borne by the Company.

Registration fee - Securities
               and Exchange Commission.......   $         0
Legal fees and expenses Commission  .........        10,000
Accounting fees and expenses.................         7,500
Blue sky fees and expenses
               (including counsel fees)......         3,000
Printing expenses............................         3,500
Miscellaneous................................         1,000

               Total.........................      $ 25,000
                                                   ========

Item 15.  Indemnification of Directors and Officers.
          -----------------------------------------

     Section 607.0850 of the Florida 1989 Business Corporation Act is set forth below:

ss.607.0850   INDEMNIFICATION OF OFFICERS, DIRECTORS,  EMPLOYEES, AND AGENTS.

     (1) A corporation shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (2) A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the pro ceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     (3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

     (4) Any indemnification under subsection (1) or subsection (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (1) or subsection (2). Such determination shall be made:

          (a) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

          (b) If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

          (c) By independent legal counsel:

               1. Selected by the board of directors prescribed in paragraph (a) or the committee prescribed in paragraph (b); or

               2. If a quorum of the directors  cannot be obtained for paragraph
(a) and the committee cannot be designated under paragraph (b), selected by majority vote of the full board of directors (in which directors who are parties may participate); or

          (d) By the stockholders by a majority vote of a quorum consisting of stockholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of stockholders who were not parties to such proceeding.

     (5) Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (4)(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

     (6) Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

     (7) The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judg ment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

          (a) A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

          (b) A transaction from which the director, officer, employee, or agent derived an improper personal benefit;

          (c) In the case of a director, a circumstance under which the liability provisions of s. 607.0834 are applicable; or

          (d) Willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a stockholder.

     (8) Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

     (9) Unless the corporation's articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the stockholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

          (a) The director, officer, employee, or agent is entitled to mandatory indemnification under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

          (b)  The  director,   officer,  employee,  or  agent  is  entitled  to
indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7); or

          (c) The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1), subsection (2), or subsection (7).

     (10) For purposes of this section, the term "corporation" includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     (11) For purposes of this section:

          (a) The term "other enterprises" includes employee benefit plans;

          (b) The term "expenses" includes counsel fees, including those for appeal;

          (c) The term "liability" includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding;

          (d) The term "proceeding" includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal;

          (e) The term "agent" includes a volunteer;

          (f) The term "serving at the request of the corporation" includes any service as a director, officer, employee, or agent of the corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and

          (g) The term "not opposed to the best interest of the corporation" describes the actions of a person who acts in good faith and in a manner he reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

     (12) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

                                    * * * * *

     Article  IV  of  the  Company's   By-laws   contains   provisions  for  the
indemnification of officers, directors, employees and agents to the fullest extent permitted by Section 607.0850.

     There is in effect a directors and officers liability insurance policy with Lexington Insurance Company. The policy insures the directors and officers of the Company against loss arising from certain claim or claims made against such directors or officers by reason of certain wrongful acts. The policy provides combined limit of liability of $2,000,000 per policy year for both directors' and officers' liability coverage at an annual premium of $117,600.

Item 16.  Exhibits.
          ---------

Exhibit
Number    Description
------    -----------

1.1(2)    Underwriting Agreement

3.1(1)    Articles of Incorporation of the Registrant, as amended and restated.

3.2 By-Laws of the Registrant, as amended and restated. (Reference is made to Exhibit 3.2 to the Registrant's Form 10-K for the period ended June 30, 1989, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

3.3 Amendment to By-Laws of the Registrant. (Reference is made to Exhibit 3.2(a) to the Company's Amendment No. 1 on Form S-3 to Form S-1 Registration Statement, Commission File No. 33-35941, which exhibit is incorporated herein by reference.)

4.1       Form  of  Subscription  Agreement  between  the  Registrant  and  each purchaser in connection with the Registrant's October 1991 sales of its $2.25 Convertible Exchangeable Preferred Shares, Series A. (Reference is made to Exhibit 4.1 to the Registrant's Form 8-K filed October 17, 1991, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

4.2 Indenture relating to the Registrant's 9% Convertible Subordinated Debentures due 2016 (with the Form of Debenture attached thereto as Exhibit A.) (Reference is made to Exhibit 4.2 to the Registrant's Form 8-K filed October 17, 1991, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

4.3 Specimen Certificate of the Registrant's $2.25 Convertible Exchangeable Preferred Shares, Series A. (Reference is made to Exhibit
          4.3 to the Registrant's Form 8-K filed October 17, 1991, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

4.4 Registrant's 1991 Stock Option Plan. (Reference is made to Exhibit 4.6 to the Registrant's Form 8-K filed October 17, 1991, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

4.5 Amendment to Registrant's 1991 Stock Option Plan. (Reference is made to Exhibit 4.17 to the Registrant's Form 10-K for the Transition Period Ended December 31, 1992, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

4.6 Amendment to Registrant's 1991 Stock Option Plan as approved by the stockholders on June 9, 1994. (Reference is made to Exhibit 4.16 to the Registrant's Form 10-K for the year ended December 31, 1994, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

4.7 Form of Non-qualified Stock Option Agreement under the Registrant's 1991 Stock Option Plan. (Reference is made to Exhibit 4.25 to the Registrant's Form 10-K dated June 30, 1992, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

4.8 Subscription Agreement between the Registrant and Bodel Inc. dated November 23, 1993. (Reference is made to Exhibit 4.20 to the Registrant's Form 10-K filed December 31, 1993, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

4.9 Warrants issued by the Registrant to Grant Harshbarger, dated November 11, 1993 and November 17, 1993, respectively. (Reference is made to
          Exhibit 4.8
          to the Registrant's Registration Statement on Form S-3, Commission File No. 33-69946, which exhibit is incorporated herein by reference.)

4.10 Warrants issued by the Registrant to Healthcare Capital Investments, Inc., dated November 11, 1993 and November 17, 1993, respectively. (Reference is made to Exhibit 4.9 to the Registrant's Registration Statement on Form S-3, Commission File No. 33-69946, which exhibit is incorporated herein by reference.)

4.11 Subscription Agreement between the Registrant and Western Slops, Ltd. dated March 29, 1994. (Reference is made to Exhibit 4.29 to the Registrant's Form 10-K for the year ended December 31, 1994, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

4.12 Subscription Agreement between the Registrant and Shulmit Pritziker dated December 7, 1994. (Reference is made to Exhibit 4.32 to the Registrant's Form 10-K for the year ended December 31, 1994, Commission File No. 1- 10581, which exhibit is incorporated herein by reference.)

4.13(2) Warrants issued by the Registrant to Baytree Associates, Inc. dated October 18, 1995.

4.14 Form of Subscription Agreement between the Registrant and various purchasers of Units consisting of one note and 10,000 shares of Common Stock in an October 1995 private placement. (Reference is made to Exhibit 4.1 to the Registrant's Form 8-K filed November 29, 1995, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

4.15 Form of Note dated September 30, 1995 issued by the Registrant to the purchasers of Units in an October 1995 private placement. (Reference is made to Exhibit 4.2 to the Registrant's Form 8-K filed November 29, 1995, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

4.16 Form of Subscription Agreement between the Registrant and various purchasers of Units consisting of one note and 7,500 shares of Common Stock in an October 1995 private placement. (Reference is made to Exhibit 4.3 to the Registrant's Form 8-K filed November 29, 1995, Commission File No. 1- 10581, which exhibit is incorporated herein by reference.)

4.17 Form of Note dated October 25, 1995 issued by the Registrant to the purchasers of Units in an October 1995 private placement. (Reference is made to Exhibit 4.4 to the Registrant's Form 8-K filed November 29, 1995,

          Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

4.18(2) Form of Indenture relating to the Registrant's $1,000 Principal Amount 12% Senior Convertible Subordinated Debentures due February 13, 2006 (with the Form of Debenture attached thereto as Exhibit A.)

4.19(2)   Form of  Warrant  Agreement,  including  form of  Class A and  Class B
          Warrant.

4.20(2)   Form of Underwriter Warrant.

4.21(2)   Form of Unit Certificate.

5.1(2)    Opinion of Parker Chapin Flattau & Klimpl, LLP.

10.1(2) Employment Agreement dated as of June 12, 1995 between the Registrant and James R. Murphy.

10.2(2) Employment Agreement dated as of June 12, 1995 between the Registrant and Robert M. Stote, M.D.

10.3(2) Employment Agreement dated as of June 12, 1995 between the Registrant and Michael D. Price.

10.4      Partnership   Agreement   dated  March  11,  1994  of   Belmac/Maximed
          Partnership. (Reference is made to Exhibit 10.1 to the Registrant's Form 10-Q for the quarter ended March 31, 1994, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

12.1(1)   Computation of ratio of earnings to fixed charges.

21.1 Subsidiaries of the Registrant. (Reference is made to Exhibit 21.1 to the Registrant's Form 10-K for the year ended December 31, 1994, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

23.1(1)   Consent of Deloitte & Touche LLP.

23.2(2)   Consent of Parker  Chapin  Flattau & Klimpl,  LLP (included in Exhibit
          5.1 hereto).

23.3(2)   Consent of Parker Chapin Flattau & Klimpl, LLP, as tax counsel.

25.1(2)   Power of Attorney.

----------------------
(1)     Filed herewith.
(2)     Previously filed.

Item 17.  Undertakings.
          ------------

          The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 15th day of May, 1997.

                                Bentley Pharmaceuticals, Inc.


                                By  /s/ James R. Murphy
                                    ------------------------------------
                                    James R. Murphy
                                    Chairman of the Board, President and
                                    Chief Executive Officer


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the date indicated.

          Signature                Title                              Date
          ---------                -----                              ----

/s/ James R. Murphy
----------------------        Chairman of the Board,              May 15, 1997
James R. Murphy               President, Chief Executive
                              Officer and Director

          *
______________________        Senior Vice-President, Chief        May 15, 1997
Robert M. Stote               Science Officer and Director

          *
______________________        Vice-President, Chief               May 15, 1997
Michael D. Price              Financial Officer, Secretary,
                              Treasurer and Director
                              (principal financial and
                              accounting officer)

          *
______________________       Director                             May 15, 1997
Randolph W. Arnegger

          *
______________________        Director                            May 15, 1997
Charles L. Bolling


          *
______________________        Director                            May 15, 1997
Doris E. Wardell







*By: /s/ James R. Murphy
     -------------------
     James R. Murphy
     (Attorney-in-fact)

Exhibit
Number         Description
------         -----------

1.1(2)         Underwriting Agreement

3.1(1) Articles of Incorporation of the Registrant, as amended and restated.

3.2 By-Laws of the Registrant, as amended and restated. (Reference is made to Exhibit 3.2 to the Registrant's Form 10-K for the period ended June 30, 1989, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

3.3 Amendment to By-Laws of the Registrant. (Reference is made to Exhibit 3.2(a) to the Company's Amendment No. 1 on Form S-3 to Form S-1 Registration Statement, Commission File No. 33-35941, which exhibit is incorporated herein by reference.)

4.1 Form of Subscription Agreement between the Registrant and each purchaser in connection with the Registrant's October 1991 sales of its $2.25 Convertible Exchangeable Preferred Shares, Series A. (Reference is made to Exhibit 4.1 to the Registrant's Form 8-K filed October 17, 1991, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

4.2 Indenture relating to the Registrant's 9% Convertible Subordinated Debentures due 2016 (with the Form of Debenture attached thereto as Exhibit A.) (Reference is made to Exhibit 4.2 to the Registrant's Form 8-K filed October 17, 1991, Commission
               File No. 1-10581, which exhibit is incorporated herein by reference.)

4.3 Specimen Certificate of the Registrant's $2.25 Convertible Exchangeable Preferred Shares, Series A. (Reference is made to
               Exhibit 4.3 to the Registrant's Form 8-K filed October 17, 1991, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

4.4            Registrant's  1991  Stock  Option  Plan.  (Reference  is  made to
               Exhibit 4.6 to the Registrant's Form 8-K filed October 17, 1991, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

4.5 Amendment to Registrant's 1991 Stock Option Plan. (Reference is made to Exhibit 4.17 to the Registrant's Form 10-K for the Transition Period Ended December 31, 1992, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

4.6 Amendment to Registrant's 1991 Stock Option Plan as approved by the stockholders on June 9, 1994. (Reference is made to Exhibit
               4.16 to the Registrant's Form 10-K for the year ended December 31, 1994, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

4.7 Form of Non-qualified Stock Option Agreement under the Registrant's 1991 Stock Option Plan. (Reference is made to
               Exhibit 4.25 to the Registrant's Form 10-K dated June 30, 1992, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

4.8            Subscription  Agreement  between  the  Registrant  and Bodel Inc.
               dated November 23, 1993. (Reference is made to Exhibit 4.20 to the Registrant's Form 10-K filed December 31, 1993, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

4.9 Warrants issued by the Registrant to Grant Harshbarger, dated November 11, 1993 and November 17, 1993, respectively. (Reference is made to Exhibit 4.8 to the Registrant's Registration Statement on Form S-3, Commission File No. 33-69946, which exhibit is incorporated herein by reference.)

4.10 Warrants issued by the Registrant to Healthcare Capital Investments, Inc., dated November 11, 1993 and November 17, 1993, respectively. (Reference is made to Exhibit 4.9 to the Registrant's Registration Statement on Form S-3, Commission File No. 33-69946, which exhibit is incorporated herein by reference.)

4.11 Subscription Agreement between the Registrant and Western Slops, Ltd. dated March 29, 1994. (Reference is made to Exhibit 4.29 to the Registrant's Form 10-K for the year ended December 31, 1994, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

4.12 Subscription Agreement between the Registrant and Shulmit Pritziker dated December 7, 1994. (Reference is made to Exhibit
               4.32 to the Registrant's Form 10-K for the year ended December 31, 1994, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

4.13(2)        Warrants  issued by the  Registrant to Baytree  Associates,  Inc.
               dated October 18, 1995.

4.14 Form of Subscription Agreement between the Registrant and various purchasers of Units consisting of one note and 10,000 shares of Common Stock in an October 1995 private placement. (Reference is made to Exhibit 4.1 to the Registrant's Form 8-K filed November 29, 1995, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

4.15 Form of Note dated September 30, 1995 issued by the Registrant to the purchasers of Units in an October 1995 private placement. (Reference is made to Exhibit 4.2 to the Registrant's Form 8-K filed November 29, 1995, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

4.16 Form of Subscription Agreement between the Registrant and various purchasers of Units consisting of one note and 7,500 shares of Common Stock in an October 1995 private placement. (Reference is made to Exhibit 4.3 to the Registrant's Form 8-K filed November 29, 1995, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

4.17 Form of Note dated October 25, 1995 issued by the Registrant to the purchasers of Units in an October 1995 private placement. (Reference is made to Exhibit 4.4 to the Registrant's Form 8-K filed November 29, 1995, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

4.18(2) Form of Indenture relating to the Registrant's $1,000 Principal Amount 12% Senior Convertible Subordinated Debentures due February 13, 2006 (with the Form of Debenture attached thereto as Exhibit A.)

4.19(2)        Form of Warrant Agreement,  including form of Class A and Class B
               Warrant.

4.20(2)        Form of Underwriter Warrant.

4.21(2)        Form of Unit Certificate.

5.1(2)         Opinion of Parker Chapin Flattau & Klimpl, LLP.

10.1(2) Employment Agreement dated as of June 12, 1995 between the Registrant and James R. Murphy.

10.2(2) Employment Agreement dated as of June 12, 1995 between the Registrant and Robert M. Stote, M.D.

10.3(2) Employment Agreement dated as of June 12, 1995 between the Registrant and Michael D. Price.

10.4 Partnership Agreement dated March 11, 1994 of Belmac/Maximed Partnership. (Reference is made to Exhibit 10.1 to the Registrant's Form 10-Q for the quarter ended March 31, 1994, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

12.1(1)        Computation of ratio of earnings to fixed charges.

21.1           Subsidiaries  of the  Registrant.  (Reference  is made to Exhibit
               21.1 to the Registrant's Form 10-K for the year ended December 31, 1994, Commission File No. 1-10581, which exhibit is incorporated herein by reference.)

23.1(1)        Consent of Deloitte & Touche LLP.

23.2(2)        Consent  of Parker  Chapin  Flattau & Klimpl,  LLP  (included  in
               Exhibit 5.1 hereto).

23.3(2)        Consent of Parker Chapin Flattau & Klimpl, LLP, as tax counsel.

25.1(2)        Power of Attorney.

-------------------------
(1)     Filed herewith.
(2)     Previously filed.